Exhibit 99.1

From: Jack Powell (media)

414-221-2361

jack.powell@we-energies.com

Colleen Henderson (investors)

414-221-2592

colleen.henderson@we-energies.com

April 30, 2003

Wisconsin Energy Reports Improved First Quarter Earnings

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) today reported first quarter 2003 net income of $92 million, or $0.79 per share, compared with a loss of $4 million, or $0.04 per share, in the first quarter of 2002.

Wisconsin Energy's improved financial results reflected strong performance by WEC's core utility business, driven largely by higher electric and gas margins and favorable weather conditions, as well as continued growth in the company's pump manufacturing operations. The loss in 2002 included a $142 million ($92 million after tax or $0.79 per share) non-cash impairment charge primarily associated with non-utility energy assets.

"We are pleased with our first quarter results as they reflect our ability to sustain the momentum we generated during 2002 in managing our businesses and executing our growth strategy," said Richard A. Abdoo, Wisconsin Energy's chairman and chief executive officer. "Our core utility business performed very well, our pump manufacturing segment continued to post impressive results and our Power the Future plan moved ahead, indications that we are well positioned for sustained growth going forward."

Utility Segment

WEC's utility segment, which includes electric, natural gas, steam and water services, recorded revenues of $1,042 million and operating income of $180 million for the first quarter of 2003. This compares with revenues of $782 million and operating income of $172 million for the year-earlier period. The business's improved results were driven primarily by increased electric and gas margins associated in large part with colder-than-normal winter temperatures.

"Our ability to manage our businesses effectively contributed to our strong first quarter performance," said Richard R. Grigg, executive vice president of WEC and president and chief executive officer of the company's electric generation business. "Our employees provided outstanding service and continued to meet our customers' needs for safe, reliable and reasonably priced energy."

Electric Business

Electric utility revenues for the first quarter of 2003 were $488 million, a $45 million increase from the $443 million reported for the same period in 2002. The increase resulted largely from increased sales to large customers, favorable weather and a surcharge related to transmission costs. Electric margins of $351 million represent an increase of $23 million from the year-ago total as a result of higher revenues, which were offset in part by increased fuel and purchased power costs associated with higher demand for electricity, as well as substantially higher natural gas commodity prices. In March, the company received approval for an interim rate increase to partially mitigate the increased purchased power costs.

Natural Gas Business

Natural gas utility revenues for the 2003 first quarter were $545 million, up $215 million from the $330 million the company reported in the year-earlier period. Revenue growth was driven by the sharply higher natural gas prices and from significantly colder weather than the previous year. As measured by heating degree days, the first quarter of 2003 was 17.5 percent colder than the corresponding period in 2002 and 9 percent colder than normal. The company experienced a $195 million increase in the cost of natural gas. Average commodity gas prices increased to $5.22 per dekatherm in the first quarter of 2003 from $2.75 per dekatherm in the comparable 2002 period. Natural gas margins for the quarter reached $150 million, a $20 million increase from the $130 million posted in the comparable 2002 quarter.

Manufacturing Segment

The company's manufacturing segment posted record first quarter 2003 revenues of $178 million and record operating income of $15 million. These results compared with first quarter 2002 revenues of $151 million and operating income of $7 million. Driving the 2003 quarterly results were strong retail channel sales of sump and utility pumps due to wet conditions in the northeastern United States, the additional revenues from an April 2002 acquisition, and the efficiencies realized from plant consolidations and restructuring moves in the first quarter of 2002.

"Our businesses continue to show strength even in a slow economy," said James C. Donnelly, president and chief executive officer of WICOR Industries. "We are pleased that we have been able to capitalize on our strong performance in 2002 and maintain our growth through increased market share, new product rollouts and continued attention to cost controls as a way to improve efficiency and increase profitability."

Power the Future - Growth Initiative

WEC continued to execute its Power the Future plan in the first quarter of 2003. The company began site preparation work at its Port Washington Power Plant, where it plans to build the first of two 545-megawatt natural gas-fueled generating units. In addition, the company and the City of Oak Creek reached an environmental and economic agreement on WEC's plan to expand its existing Oak Creek Power Plant by adding 1,800 megawatts of new coal-based generation. The Public Service Commission of Wisconsin issued a schedule of hearings in connection with the company's application to build three 600-megawatt coal-fueled units at the Oak Creek site. Technical hearings are scheduled in Madison in mid-August and public hearings in the Oak Creek area are planned for the end of that month.

"We are pleased that our Power the Future proposal continues to move forward," Abdoo said. "We are trying to be responsive to all interests and explain the plan's benefits to our customers, shareholders, employees and other constituents in helping to meet the state's growing need for reliable, affordable and environmentally responsible electric power. We are optimistic that the commission will render a decision by the end of the year."

Share Repurchase

The company repurchased 0.3 million shares of its common stock for $7 million during the first quarter of 2003. Since the share repurchase program was announced in 2000, the company has repurchased 13.4 million shares for $294 million. Through Wisconsin Energy's Stock Plus Investment Plan and other plans, 0.5 million new shares were issued in the first quarter of 2003.

Outlook for 2003

Wisconsin Energy confirms the guidance it previously issued for 2003, which anticipates earnings to be in the $2.20 to $2.40 per share range.

All earnings per share numbers listed in this news release are on a diluted basis.

Wisconsin Energy Corporation (NYSE:WEC) is a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. The company serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers through its We Energies utility business and Edison Sault Electric. Its non-utility businesses include energy development, pump manufacturing, waste-to-energy and real estate. Visit the company's Web site at www.WisconsinEnergy.com.

Conference Call

A conference call is scheduled for 1:30 p.m. Central Daylight Time on Wednesday, April 30, 2003. Presentations will review 2003 first quarter earnings and discuss the company's outlook for the future.

All interested parties, including shareholders, reporters and the general public, are invited to view and listen to the presentation. The conference call can be accessed by dialing 1-800-360-9865 up to 15 minutes before the conference call. There is no password required. To view and listen to the presentation, access can be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "2003 First Quarter Conference Call and Web Conference." The presentation slides will be available on the Wisconsin Energy Web site one hour before the call. A Web archive of the audio presentation and visual support will be available on the Web site after the call.

Forward Looking Statements

Some matters discussed above, including the estimate of future earnings, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; unusual weather; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of the Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2002, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31
	2003	2002
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,229	$986

Operating Expenses
Fuel and purchased power	139	148
Cost of gas sold	395	200
Cost of goods sold	132	114
Other operation and maintenance	273	247
Depreciation, decommissioning
and amortization	81	78
Property and revenue taxes	21	23
Asset valuation charges	-	142
Total Operating Expenses	1,041	952

Operating Income	188	34

Other Income, Net	8	23

Financing Costs	52	58

Income (Loss) Before Income Taxes	144	(1)

Income Taxes	52	3

Net Income (Loss)	$92	($4)
	=====	=====

Earnings (Loss) Per Share
Basic	$0.79	($0.04)
Diluted	$0.79	($0.04)

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.2	115.1
Diluted	116.9	116.0

Dividends Per Share of Common Stock	$0.20	$0.20

WISCONSIN ENERGY CORPORATION
SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Three Months Ended March 31
	2003	2002
	(Millions of Dollars)
Operating Income

Utility Energy Segment	$180	$172

Manufacturing Segment	15	7

Non-Utility Energy Segment	(6)	(129)

Corporate and Other	(1)	(16)

Total Operating Income	188	34

Other Income, Net	8	23

Financing Costs	52	58

Income (Loss) Before Income Taxes	144	(1)

Income Taxes	52	3

Net Income (Loss)	$92	($4)
	====	====